Exhibit 99.1

News Release Contacts: Thomas Joyce Media (612) 303-3167	Judith T. Murphy Investors/Analysts (612) 303-0783

U.S. BANCORP REPORTS NET INCOME

FOR THE SECOND QUARTER OF 2011

Achieves Total Net Revenue of $4.7 Billion; Earns Over $1.2 Billion in Net Income

MINNEAPOLIS, July 20, 2011 — U.S. Bancorp (NYSE: USB) today reported net income of $1,203 million for the second quarter of 2011, or $.60 per diluted common share. Earnings for the second quarter of 2011 were driven by year-over-year growth in total net revenue and a reduction in the provision for credit losses. Highlights for the second quarter of 2011 included:

•	Strong new lending activity of $52.7 billion (11.2 percent increase on a linked quarter basis) during the second quarter including:

•	$16.1 billion of new commercial and commercial real estate commitments

•	$21.6 billion of commercial and commercial real estate commitment renewals

•	$2.0 billion of lines related to new credit card accounts

•	$13.0 billion of mortgage and other retail originations

•	Growth in average total loans of 4.0 percent (3.5 percent excluding acquisitions) over the second quarter of 2010

•	Growth in average total commercial loans of 8.0 percent (7.8 percent excluding acquisitions) over the second quarter of 2010

•	Growth in average total loans of .6 percent over the prior quarter (.5 percent excluding acquisitions), including average total commercial loan growth of 2.8 percent

•	Quarterly average commercial and commercial real estate commitments increased 4.4 percent over the prior quarter

•	Significant growth in average deposits of 14.2 percent (9.6 percent excluding acquisitions) over the second quarter of 2010, including:

•	22.1 percent growth in average noninterest-bearing deposits (21.1 percent excluding acquisitions)

•	15.1 percent growth in average total savings deposits (8.8 percent excluding acquisitions)

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

•	Total net revenue growth of 3.8 percent over the second quarter of 2010

•	Net interest income growth of 5.6 percent over the second quarter of 2010, driven by:

•	Average earning assets growth of 12.2 percent, including anticipated growth in the investment securities portfolio (33.5 percent)

•	Exceptionally strong growth in lower cost core deposit funding

•

Net interest margin of 3.67 percent for the second quarter of 2011, compared with 3.90 percent for the second quarter of 2010, and 3.69 percent for the first quarter of 2011 (decline year-over-year principally due to higher investment securities portfolio balances and cash balances at the Federal Reserve)

•	Strong year-over-year growth in payments-related fee income, driven by:

•	Higher credit and debit card revenue (7.5 percent), corporate payment products revenue (3.9 percent) and merchant processing services revenue (5.6 percent)

•	Managed expense levels

•	Total noninterest expense increase of 2.0 percent year-over-year

•	Efficiency ratio improved to 51.6 percent compared with 52.4 percent in the second quarter of 2010

•	Net charge-offs and nonperforming assets declined on a linked quarter basis. Provision for credit losses was $175 million less than net charge-offs.

•	Net charge-offs declined 7.2 percent from the first quarter of 2011

•	Nonperforming assets (excluding covered assets) decreased 6.2 percent from the first quarter of 2011 (7.4 percent including covered assets)

•	Early and late stage loan delinquencies as a percentage of ending loan balances declined in all loan categories on a linked quarter basis

•	Allowance to nonperforming assets (excluding covered assets) was 159 percent at June 30, 2011, compared with 154 percent at March 31, 2011, and 146 percent at June 30, 2010

•	Allowance to period-end loans (excluding covered loans) was 2.83 percent at June 30, 2011, compared with 2.97 percent at March 31, 2011, and 3.18 percent at June 30, 2010

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

•	Strong capital generation continues to strengthen capital position; ratios at June 30, 2011 were:

•	Tier 1 common equity ratio of 8.4 percent

•	Tier 1 capital ratio of 11.0 percent

•	Total risk based capital ratio of 13.9 percent

•	Tier 1 common ratio of 8.1 percent under anticipated Basel III guidelines

EARNINGS SUMMARY	Table 1

	00000000	00000000	00000000	00000000	00000000	00000000	00000000	00000000
($ in millions, except per-share data)	2Q 2011	1Q 2011	2Q 2010	Percent Change 2Q11 vs 1Q11	Percent Change 2Q11 vs 2Q10	YTD 2011	YTD 2010	Percent Change

Net income attributable to U.S. Bancorp	$1,203	$1,046	$766	15.0	57.0	$2,249	$1,435	56.7
Diluted earnings per common share	$.60	$.52	$.45	15.4	33.3	$1.12	$.79	41.8

Return on average assets (%)	1.54	1.38	1.09			1.46	1.03
Return on average common equity (%)	15.9	14.5	13.4			15.2	12.0
Net interest margin (%)	3.67	3.69	3.90			3.68	3.90
Efficiency ratio (%)	51.6	51.1	52.4			51.4	50.7
Tangible efficiency ratio (%) (a)	50.0	49.5	50.4			49.8	48.6

Dividends declared per common share	$.125	$.125	$.050	—	nm	$.250	$.100	nm
Book value per common share (period-end)	$15.50	$14.83	$13.69	4.5	13.2

(a)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,203 million for the second quarter of 2011, 57.0 percent higher than the $766 million for the second quarter of 2010 and 15.0 percent higher than the $1,046 million for the first quarter of 2011. Diluted earnings per common share of $.60 in the second quarter of 2011 were $.15 higher than the second quarter of 2010 and $.08 higher than the previous quarter. Return on average assets and return on average common equity were 1.54 percent and 15.9 percent, respectively, for the second quarter of 2011, compared with 1.09 percent and 13.4 percent, respectively, for the second quarter of 2010. Several items impacted the comparison of the current quarter’s results to prior periods. Diluted earnings per common share for the second quarter of 2010 included a $.05 benefit related to a non-recurring exchange of perpetual preferred stock for outstanding income trust securities. The second quarter of 2010 also included net securities losses of $21 million. Included in the first quarter of 2011 was a $46 million gain related to the acquisition of First Community Bank of New Mexico (“FCB”) in a transaction with the Federal Deposit Insurance Corporation (“FDIC”) that increased first quarter of 2011 diluted earnings per common share by

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

approximately $.02. The provision for credit losses for the second quarter of 2011 was $175 million lower than net charge-offs, as compared with $50 million lower than net charge-offs for the first quarter of 2011 and $25 million in excess of net charge-offs for the second quarter of 2010.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “Our second quarter results clearly illustrate our Company’s continuing ability to produce solid, repeatable, and high quality earnings in a challenging environment. Diluted earnings per common share of $.60 were 33.3 percent higher than the prior year’s quarter and 15.4 percent higher than the prior quarter and were driven by revenue growth and improving credit costs. Our industry-leading performance metrics, including a return on average assets of 1.54 percent, a return on average common equity of 15.9 percent and an efficiency ratio of 51.6 percent, continue to move us closer to our long term normalized targets, demonstrating the through-the-cycle strength of our franchise and business model.

“Our business lines performed well this quarter despite on-going economic headwinds and a very modest demand for new lending. Although average total loans outstanding grew by just .6 percent over the first quarter, commercial and commercial real estate commitments increased significantly year-over-year and linked quarter, positioning us well for the eventual resurgence in demand for credit. Deposit growth in both our consumer and commercial business segments remained strong. Our fee revenue grew linked quarter by 6.7 percent, reflecting strong seasonal trends in payments, deposit service charges and treasury management fees, in addition to growth in commercial products revenue. Importantly, we achieved positive operating leverage year-over-year, as revenue growth outpaced the modest increase in noninterest expense. We also achieved positive operating leverage on a linked quarter basis, adjusted for the FCB gain recorded in the first quarter of this year.

“As expected, credit quality continued to improve during the second quarter, as evidenced by favorable trends in net charge-offs, nonperforming assets, delinquencies and criticized assets. These results, in addition to the expectation that credit quality will continue to improve, particularly in the consumer credit card category, led to a reserve release of $175 million in the current quarter, compared with a $50 million reserve release in the first quarter. Overall, we expect net charge-offs and nonperforming assets to be lower in the third quarter of 2011 and would expect to, once again, release reserves if the current trends and our longer term credit outlook remain positive.

“We continue to generate significant capital each quarter through earnings, and our capital position remains very strong. The Tier 1 common equity and Tier 1 capital ratios were 8.4 percent and 11.0 percent,

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

respectively, at June 30th. Additionally, our Tier 1 common ratio under anticipated Basel III guidelines was 8.1 percent at June 30th. We are awaiting final regulatory guidance as to the amount of capital our Company will be required to hold as a systemically important financial institution (“SIFI”). Regardless of the final amount of buffer assigned, we expect to easily meet the new guidelines through internal capital generation, allowing us to move forward with our long term goal of distributing a majority of our earnings to shareholders through dividends and share buybacks. In fact, we began to buy back stock late in the second quarter and expect to continue to repurchase shares throughout the remainder of the year.

“The banking industry continues to face a difficult and increasingly complex environment in which economic uncertainty, regulation and changes in customer and competitor behavior have an impact on how we allocate resources and manage operations, as well as on how we position ourselves for future earnings growth. Customers seek a strong and trusted banking partner and we continue to benefit from a “flight to quality” that is assigned to our franchise. As we move into the second half of 2011, I am especially proud of our Company’s performance and, importantly, the many dedicated employees that have faced the challenges presented, navigated the hurdles and continued to produce these exceptional results. I am confident that our strong business model, our adherence to prudent risk policies and our outstanding employee leaders will allow us to continue to invest, innovate, adapt and perform for the benefit of our customers, communities and shareholders.”

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

INCOME STATEMENT HIGHLIGHTS	Table 2

(Taxable-equivalent basis, $ in millions, except per-share data)	2Q 2011	1Q 2011	2Q 2010	Percent Change 2Q11 vs 1Q11	Percent Change 2Q11 vs 2Q10	YTD 2011	YTD 2010	Percent Change

Net interest income	$2,544	$2,507	$2,409	1.5	5.6	$5,051	$4,812	5.0
Noninterest income	2,146	2,012	2,110	6.7	1.7	4,158	4,028	3.2

Total net revenue	4,690	4,519	4,519	3.8	3.8	9,209	8,840	4.2
Noninterest expense	2,425	2,314	2,377	4.8	2.0	4,739	4,513	5.0

Income before provision and taxes	2,265	2,205	2,142	2.7	5.7	4,470	4,327	3.3
Provision for credit losses	572	755	1,139	(24.2)	(49.8)	1,327	2,449	(45.8)

Income before taxes	1,693	1,450	1,003	16.8	68.8	3,143	1,878	67.4
Taxable-equivalent adjustment	56	55	52	1.8	7.7	111	103	7.8
Applicable income taxes	458	366	199	25.1	nm	824	360	nm

Net income	1,179	1,029	752	14.6	56.8	2,208	1,415	56.0
Net (income) loss attributable to noncontrolling interests	24	17	14	41.2	71.4	41	20	nm

Net income attributable to U.S. Bancorp	$1,203	$1,046	$766	15.0	57.0	$2,249	$1,435	56.7

Net income applicable to U.S. Bancorp common shareholders	$1,167	$1,003	$862	16.4	35.4	$2,170	$1,510	43.7

Diluted earnings per common share	$.60	$.52	$.45	15.4	33.3	$1.12	$.79	41.8

Net income attributable to U.S. Bancorp for the second quarter of 2011 was $437 million (57.0 percent) higher than the second quarter of 2010 and $157 million (15.0 percent) higher than the first quarter of 2011. The increase in net income year-over-year and on a linked quarter basis was principally the result of growth in total net revenue, driven by increases in both net interest income and fee-based revenue, and a lower provision for credit losses. These positive variances were partially offset by an increase in total noninterest expense.

Total net revenue on a taxable-equivalent basis for the second quarter of 2011 was $4,690 million; $171 million (3.8 percent) higher than the second quarter of 2010, reflecting a 5.6 percent increase in net interest income and a 1.7 percent increase in noninterest income. The increase in net interest income year-over-year was largely the result of an increase in average earning assets and continued growth in lower cost core deposit funding. Noninterest income increased year-over-year, primarily due to higher payments-related revenue and commercial products revenue, as well as lower net securities losses. Total net revenue on a taxable-equivalent basis was $171 million (3.8 percent) higher on a linked quarter basis, due to a 1.5 percent increase in net interest income and a 6.7 percent increase in total noninterest income driven by higher

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

payments-related revenue, deposit services charges, commercial products revenue and mortgage banking revenue, partially offset by the FCB gain recorded in the first quarter of 2011.

Total noninterest expense in the second quarter of 2011 was $2,425 million; $48 million (2.0 percent) higher than the second quarter of 2010 and $111 million (4.8 percent) higher than the first quarter of 2011. The increase in total noninterest expense year-over-year was primarily due to higher compensation and employee benefits expense. The increase in total noninterest expense on a linked quarter basis was principally due to higher compensation and marketing and business development expense, as well as other expense, including higher FDIC deposit insurance expense and costs related to investments in affordable housing and other tax-advantaged projects.

The Company’s provision for credit losses declined from a year ago and on a linked quarter basis. The provision for credit losses for the second quarter of 2011 was $572 million, $183 million lower than the first quarter of 2011 and $567 million lower than the second quarter of 2010. The provision for credit losses was $175 million lower than net charge-offs in the second quarter of 2011. In the first quarter of 2011, the provision for credit losses was $50 million lower than net charge-offs, while in the second quarter of 2010, it exceeded net charge-offs by $25 million. Net charge-offs in the second quarter of 2011 were $747 million, compared with $805 million in the first quarter of 2011, and $1,114 million in the second quarter of 2010. Given current economic conditions, the Company expects the level of net charge-offs to continue to trend lower in the third quarter of 2011.

Nonperforming assets include assets originated by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements (“covered assets”) that substantially reduce the risk of credit losses to the Company. Excluding covered assets, nonperforming assets were $3,262 million at June 30, 2011, $3,479 million at March 31, 2011, and $3,734 million at June 30, 2010. The decline on a linked quarter and year-over-year basis was led by reductions in nonperforming construction and land development assets, as the Company continued to resolve and reduce exposure to these problem assets, in addition to improvement in other commercial portfolios, reflecting the stabilizing economy. However, there is continued stress in the commercial and residential mortgage portfolios, due to the overall duration of the economic slowdown. Covered nonperforming assets were $1,389 million at June 30, 2011, $1,541 million at March 31, 2011, and $2,151 million at June 30, 2010. The majority of the nonperforming covered assets were considered credit-impaired at acquisition and were recorded at their estimated fair value at the date of acquisition. The ratio of the allowance for credit losses to period-end loans, excluding covered loans, was

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

2.83 percent at June 30, 2011, compared with 2.97 percent at March 31, 2011, and 3.18 percent at June 30, 2010. The ratio of the allowance for credit losses to period-end loans, including covered loans, was 2.66 percent at June 30, 2011, compared with 2.78 percent at March 31, 2011, and 2.89 percent at June 30, 2010. The Company expects total nonperforming assets to trend lower in the third quarter of 2011.

NET INTEREST INCOME	Table 3

(Taxable-equivalent basis; $ in millions)	2Q 2011	1Q 2011	2Q 2010	Change 2Q11 vs 1Q11	Change 2Q11 vs 2Q10	YTD 2011	YTD 2010	Change

Components of net interest income
Income on earning assets	$3,177	$3,157	$3,049	$20	$128	$6,334	$6,095	$239
Expense on interest-bearing liabilities	633	650	640	(17)	(7)	1,283	1,283	—

Net interest income	$2,544	$2,507	$2,409	$37	$135	$5,051	$4,812	$239

Average yields and rates paid
Earning assets yield	4.59%	4.65%	4.94%	(.06)%	(.35)%	4.62%	4.94%	(.32)%
Rate paid on interest-bearing liabilities	1.14	1.18	1.25	(.04)	(.11)	1.16	1.24	(.08)

Gross interest margin	3.45%	3.47%	3.69%	(.02)%	(.24)%	3.46%	3.70%	(.24)%

Net interest margin	3.67%	3.69%	3.90%	(.02)%	(.23)%	3.68%	3.90%	(.22)%

Average balances
Investment securities (a)	$62,955	$56,405	$47,140	$6,550	$15,815	$59,698	$46,678	$13,020
Loans	198,810	197,570	191,161	1,240	7,649	198,194	192,015	6,179
Earning assets	277,571	273,940	247,446	3,631	30,125	275,766	248,133	27,633
Interest-bearing liabilities	221,881	223,886	205,929	(2,005)	15,952	222,878	207,724	15,154
Net free funds (b)	55,690	50,054	41,517	5,636	14,173	52,888	40,409	12,479

(a)	Excludes unrealized gain (loss)

(b)	Represents noninterest-bearing deposits, other noninterest-bearing liabilities and equity, allowance for loan losses and unrealized gain (loss) on available-for-sale securities less non-earning assets.

Net Interest Income

Net interest income on a taxable-equivalent basis in the second quarter of 2011 was $2,544 million, compared with $2,409 million in the second quarter of 2010, an increase of $135 million (5.6 percent). The increase was principally the result of growth in average earning assets and growth in lower cost core deposit funding. Average earning assets were $30.1 billion (12.2 percent) higher than the second quarter of 2010, driven by increases of $15.8 billion (33.5 percent) in average investment securities, $7.6 billion (4.0 percent) in average loans and $7.6 billion in average other earning assets, which included cash balances held at the Federal Reserve. Net interest income increased $37 million (1.5 percent) on a linked quarter basis, due to

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

growth in average earning assets, largely in lower yielding investment securities. The net interest margin was 3.67 percent in the second quarter of 2011, compared with 3.90 percent in the second quarter of 2010, and 3.69 percent in the first quarter of 2011. The decline in the net interest margin year-over-year primarily reflected higher balances in lower yielding investment securities and growth in cash balances held at the Federal Reserve, compared with the second quarter of 2010. On a linked quarter basis, the unfavorable net interest margin impact of the continued growth in lower yielding investment securities was partially offset by a decline in the cash balances held at the Federal Reserve.

AVERAGE LOANS	Table 4

($ in millions)	2Q 2011	1Q 2011	2Q 2010	Percent Change 2Q11 vs 1Q11	Percent Change 2Q11 vs 2Q10	YTD 2011	YTD 2010	Percent Change

Commercial	$44,135	$42,683	$40,095	3.4	10.1	$43,413	$40,461	7.3
Lease financing	5,919	6,030	6,245	(1.8)	(5.2)	5,974	6,344	(5.8)

Total commercial	50,054	48,713	46,340	2.8	8.0	49,387	46,805	5.5
Commercial mortgages	28,429	27,709	25,606	2.6	11.0	28,071	25,526	10.0
Construction and development	7,070	7,470	8,558	(5.4)	(17.4)	7,269	8,627	(15.7)

Total commercial real estate	35,499	35,179	34,164	.9	3.9	35,340	34,153	3.5
Residential mortgages	32,734	31,777	26,821	3.0	22.0	32,258	26,616	21.2
Credit card	15,884	16,124	16,329	(1.5)	(2.7)	16,004	16,348	(2.1)
Retail leasing	4,808	4,647	4,364	3.5	10.2	4,728	4,437	6.6
Home equity and second mortgages	18,634	18,801	19,332	(.9)	(3.6)	18,717	19,367	(3.4)
Other retail	24,498	24,691	23,357	(.8)	4.9	24,594	23,350	5.3

Total retail	63,824	64,263	63,382	(.7)	.7	64,043	63,502	.9

Total loans, excluding covered loans	182,111	179,932	170,707	1.2	6.7	181,028	171,076	5.8

Covered loans	16,699	17,638	20,454	(5.3)	(18.4)	17,166	20,939	(18.0)

Total loans	$198,810	$197,570	$191,161	.6	4.0	$198,194	$192,015	3.2

Total average loans were $7.6 billion (4.0 percent) higher in the second quarter of 2011 than the second quarter of 2010, driven by growth in residential mortgages (22.0 percent), total commercial loans (8.0 percent), total commercial real estate loans (3.9 percent) and total retail loans (.7 percent). These increases were partially offset by an 18.4 percent decline in average covered loans. Total average loans, excluding covered loans, were higher by 6.7 percent year-over-year. Total average loans were $1.2 billion (.6 percent) higher in the second quarter of 2011 than the first quarter of 2011, as increases in the majority of loan

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

categories, including residential mortgages (3.0 percent), total commercial loans (2.8 percent), and total commercial real estate loans (.9 percent) were partially offset by lower covered loans (5.3 percent) and total retail loans (.7 percent). Excluding covered loans, total average loans grew by 1.2 percent on a linked quarter basis. The increases were driven by demand for loans and lines by new and existing credit-worthy borrowers and the impact of the FCB acquisition.

Average investment securities in the second quarter of 2011 were $15.8 billion (33.5 percent) higher year-over-year and $6.6 billion (11.6 percent) higher than the prior quarter. The increases over the prior year and linked quarter were primarily due to purchases of U.S. Treasury and government agency-backed securities, as the Company continued to move liquidity on-balance sheet.

AVERAGE DEPOSITS	Table 5

($ in millions)	2Q 2011	1Q 2011	2Q 2010	Percent Change 2Q11 vs 1Q11	Percent Change 2Q11 vs 2Q10	YTD 2011	YTD 2010	Percent Change

Noninterest-bearing deposits	$48,721	$44,189	$39,917	10.3	22.1	$46,467	$38,964	19.3
Interest-bearing savings deposits
Interest checking	43,334	42,645	39,503	1.6	9.7	42,991	39,747	8.2
Money market savings	45,014	45,649	40,256	(1.4)	11.8	45,330	40,577	11.7
Savings accounts	26,522	25,330	20,035	4.7	32.4	25,929	19,038	36.2

Total of savings deposits	114,870	113,624	99,794	1.1	15.1	114,250	99,362	15.0
Time certificates of deposit less than $100,000	15,368	15,264	16,980	.7	(9.5)	15,316	17,654	(13.2)
Time deposits greater than $100,000	30,452	31,228	26,627	(2.5)	14.4	30,838	26,947	14.4

Total interest-bearing deposits	160,690	160,116	143,401	.4	12.1	160,404	143,963	11.4

Total deposits	$209,411	$204,305	$183,318	2.5	14.2	$206,871	$182,927	13.1

Average total deposits for the second quarter of 2011 were $26.1 billion (14.2 percent) higher than the second quarter of 2010. Noninterest-bearing deposits increased $8.8 billion (22.1 percent) year-over-year, largely due to growth in Wholesale Banking and Consumer and Small Business Banking average balances. Average total savings deposits were $15.1 billion (15.1 percent) higher year-over-year, the result of growth in corporate trust balances, including the impact of the December 30, 2010, acquisition of the securitization trust administration business of Bank of America, N.A. (“securitization trust acquisition”), and Consumer and Small Business Banking average balances. Average time certificates of deposit less than $100,000 were $1.6 billion (9.5 percent) lower year-over-year, reflecting maturities and fewer renewals given the current

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

rate environment. Time deposits greater than $100,000 increased by $3.8 billion (14.4 percent), principally due to higher average balances in Wholesale Banking and the positive impact from the securitization trust and FCB acquisitions.

Average total deposits increased $5.1 billion (2.5 percent) over the first quarter of 2011. Noninterest-bearing deposits increased $4.5 billion (10.3 percent) with average balance increases across a majority of the business lines. Total average savings deposits increased $1.2 billion (1.1 percent) on a linked quarter basis due to higher Consumer and Small Business Banking and institutional and corporate trust balances, partially offset by a decline in Wholesale Banking balances. Average time deposits less than $100,000 remained relatively flat. Average time deposits over $100,000 were $.8 billion (2.5 percent) lower on a linked quarter basis, reflecting maturities and wholesale funding decisions.

NONINTEREST INCOME	Table 6

($ in millions)	2Q 2011	1Q 2011	2Q 2010	Percent Change 2Q11 vs 1Q11	Percent Change 2Q11 vs 2Q10	YTD 2011	YTD 2010	Percent Change

Credit and debit card revenue	$286	$267	$266	7.1	7.5	$553	$524	5.5
Corporate payment products revenue	185	175	178	5.7	3.9	360	346	4.0
Merchant processing services	338	301	320	12.3	5.6	639	612	4.4
ATM processing services	114	112	108	1.8	5.6	226	213	6.1
Trust and investment management fees	258	256	267	.8	(3.4)	514	531	(3.2)
Deposit service charges	162	143	199	13.3	(18.6)	305	406	(24.9)
Treasury management fees	144	137	145	5.1	(.7)	281	282	(.4)
Commercial products revenue	218	191	205	14.1	6.3	409	366	11.7
Mortgage banking revenue	239	199	243	20.1	(1.6)	438	443	(1.1)
Investment products fees and commissions	35	32	30	9.4	16.7	67	55	21.8
Securities gains (losses), net	(8)	(5)	(21)	(60.0)	61.9	(13)	(55)	76.4
Other	175	204	170	(14.2)	2.9	379	305	24.3

Total noninterest income	$2,146	$2,012	$2,110	6.7	1.7	$4,158	$4,028	3.2

Noninterest Income

Second quarter noninterest income was $2,146 million; $36 million (1.7 percent) higher than the second quarter of 2010 and $134 million (6.7 percent) higher than the first quarter of 2011. Year-over-year, noninterest income benefited from payments-related revenues, which were $45 million (5.9 percent) higher, largely due to increased transaction volumes, and a $13 million (6.3 percent) increase in commercial products revenue, attributable to higher standby letters of credit fees, commercial loan fees and commercial

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

leasing revenue. ATM processing services income increased $6 million (5.6 percent) and investment products fees and commissions increased $5 million (16.7 percent) due to business initiatives, and securities gains (losses) improved by $13 million (61.9 percent). In addition, other income increased $5 million (2.9 percent) as higher retail lease residual valuation income was partially offset by a gain related to the Company’s investment in Visa Inc. (NYSE:V) (“Visa Gain”) in the second quarter of 2010. Offsetting these positive variances was a decrease in deposit service charges of $37 million (18.6 percent), as the result of Company-initiated and regulatory revisions to overdraft fee policies, partially offset by core account growth. Trust and investment management fees decreased $9 million (3.4 percent), primarily due to the transfer of the long-term asset management business to Nuveen Investments in the fourth quarter of 2010. This decline was partially offset by the positive impact of the securitization trust acquisition and improved market conditions.

Noninterest income was $134 million (6.7 percent) higher in the second quarter of 2011 than the first quarter of 2011. Payments-related revenue increased $66 million (8.9 percent), primarily driven by higher transaction volumes. Deposit service charges and treasury management fees increased $19 million (13.3 percent) and $7 million (5.1 percent), respectively, on a linked quarter basis principally due to seasonally higher transaction volumes. Commercial products revenue was $27 million (14.1 percent) higher than the first quarter of 2011, largely due to higher syndication and other capital markets fees. Mortgage banking revenue increased $40 million (20.1 percent), due to a higher net valuation of mortgage servicing rights (“MSRs”) and higher origination and sales and servicing revenue. Other income was lower by $29 million (14.2 percent) on a linked quarter basis principally due to the FCB gain in the first quarter of 2011, partially offset by higher customer-related derivative revenue and retail lease residual valuation income.

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

NONINTEREST EXPENSE	Table 7

($ in millions)	2Q 2011	1Q 2011	2Q 2010	Percent Change 2Q11 vs 1Q11	Percent Change 2Q11 vs 2Q10	YTD 2011	YTD 2010	Percent Change

Compensation	$1,004	$959	$946	4.7	6.1	$1,963	$1,807	8.6
Employee benefits	210	230	172	(8.7)	22.1	440	352	25.0
Net occupancy and equipment	249	249	226	—	10.2	498	453	9.9
Professional services	82	70	73	17.1	12.3	152	131	16.0
Marketing and business development	90	65	86	38.5	4.7	155	146	6.2
Technology and communications	189	185	186	2.2	1.6	374	371	.8
Postage, printing and supplies	76	74	75	2.7	1.3	150	149	.7
Other intangibles	75	75	91	—	(17.6)	150	188	(20.2)
Other	450	407	522	10.6	(13.8)	857	916	(6.4)

Total noninterest expense	$2,425	$2,314	$2,377	4.8	2.0	$4,739	$4,513	5.0

Noninterest Expense

Noninterest expense in the second quarter of 2011 totaled $2,425 million, an increase of $48 million (2.0 percent) over the second quarter of 2010, and a $111 million (4.8 percent) increase over the first quarter of 2011. The increase in noninterest expense over the same quarter of last year was principally due to increased compensation, employee benefits and net occupancy and equipment expense, partially offset by a decrease in other expense. Compensation and employee benefits expense increased over the prior year by $58 million (6.1 percent) and $38 million (22.1 percent), respectively. Compensation expense increased primarily because of branch expansion and other business initiatives and merit increases. Employee benefits expense increased due to higher pension and medical costs and the impact of additional staff. Net occupancy and equipment expense increased $23 million (10.2 percent) year-over-year largely due to business expansion and technology initiatives. Professional services expense was $9 million (12.3 percent) higher year-over-year, due to technology-related and other projects across multiple business lines. These increases were partially offset by a decrease in other intangibles expense of $16 million (17.6 percent), compared with the prior year, due to the reduction or completion of the amortization of certain intangibles. Other expense was lower by $72 million (13.8 percent), due in part to debt extinguishment costs recorded in the second quarter of 2010 for the exchange of the income trust securities. In addition, costs related to mortgage servicing, other real estate owned, acquisition integration, insurance and litigation matters and investments in

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

affordable housing and other tax-advantaged projects were lower year-over-year. These decreases were partially offset by an increase in FDIC deposit insurance expense.

Noninterest expense was $111 million (4.8 percent) higher than the seasonally low first quarter of 2011. Compensation expense increased $45 million (4.7 percent), principally due to additions to staff, annual merit increases and higher incentives related to the Company’s improved financial results. Professional services and marketing and business development expenses were higher on a linked quarter basis by $12 million (17.1 percent) and $25 million (38.5 percent), respectively, due to the timing of payments-related initiatives and additional costs related to product promotions, higher legal costs and a contribution to the Company’s charitable foundation. In addition, other expense was $43 million (10.6 percent) higher, primarily due to higher costs related to investments in affordable housing and other tax-advantaged projects, FDIC deposit insurance and litigation and other insurance matters. These increases were partially offset by a $20 million (8.7 percent) reduction in employee benefits expense primarily due to seasonally lower employee payroll taxes.

Provision for Income Taxes

The provision for income taxes for the second quarter of 2011 resulted in a tax rate on a taxable-equivalent basis of 30.4 percent (effective tax rate of 28.0 percent), compared with 25.0 percent (effective tax rate of 20.9 percent) in the second quarter of 2010 and 29.0 percent (effective tax rate of 26.2 percent) in the first quarter of 2011. The increase in the effective tax rate primarily reflected the marginal impact of higher pretax earnings.

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

ALLOWANCE FOR CREDIT LOSSES	Table 8

($ in millions)	2Q 2011	1Q 2011	4Q 2010	3Q 2010	2Q 2010

Balance, beginning of period	$5,498	$5,531	$5,540	$5,536	$5,439

Net charge-offs
Commercial	83	125	117	153	223
Lease financing	13	14	17	18	22

Total commercial	96	139	134	171	245
Commercial mortgages	64	40	90	113	71
Construction and development	100	85	129	94	156

Total commercial real estate	164	125	219	207	227

Residential mortgages	119	129	131	132	138

Credit card	216	247	275	296	317
Retail leasing	—	1	1	2	4
Home equity and second mortgages	76	81	83	79	79
Other retail	71	81	91	101	99

Total retail	363	410	450	478	499

Total net charge-offs, excluding covered loans	742	803	934	988	1,109
Covered loans	5	2	3	7	5

Total net charge-offs	747	805	937	995	1,114
Provision for credit losses	572	755	912	995	1,139
Net change for credit losses to be reimbursed by the FDIC	(15)	17	16	4	72

Balance, end of period	$5,308	$5,498	$5,531	$5,540	$5,536

Components
Allowance for loan losses, excluding losses to be reimbursed by the FDIC	$4,977	$5,161	$5,218	$5,245	$5,248
Allowance for credit losses to be reimbursed by the FDIC	94	109	92	76	72
Liability for unfunded credit commitments	237	228	221	219	216

Total allowance for credit losses	$5,308	$5,498	$5,531	$5,540	$5,536

Gross charge-offs	$850	$899	$1,035	$1,069	$1,186
Gross recoveries	$103	$94	$98	$74	$72

Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	2.83	2.97	3.03	3.10	3.18
Nonperforming loans, excluding covered loans	188	180	192	181	168
Nonperforming assets, excluding covered assets	159	154	162	153	146

Period-end loans	2.66	2.78	2.81	2.85	2.89
Nonperforming loans	140	133	136	133	120
Nonperforming assets	114	110	110	102	94

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

Credit Quality

Net charge-offs and nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions stabilized. The allowance for credit losses was $5,308 million at June 30, 2011, compared with $5,498 million at March 31, 2011, and $5,536 million at June 30, 2010. Total net charge-offs in the second quarter of 2011 were $747 million, compared with $805 million in the first quarter of 2011, and $1,114 million in the second quarter of 2010. The decrease in total net charge-offs was principally due to improvement in the commercial lending, credit card, residential mortgage and other retail portfolios, partially offset by an increase in commercial real estate charge-offs, compared with the first quarter of 2011. The Company recorded $572 million of provision for credit losses, $175 million less than net charge-offs, during the second quarter of 2011. The allowance for credit losses reimbursable by the FDIC was lower than the prior quarter by $15 million.

Commercial and commercial real estate loan net charge-offs decreased to $260 million in the second quarter of 2011 (1.22 percent of average loans outstanding), compared with $264 million (1.28 percent of average loans outstanding) in the first quarter of 2011 and $472 million (2.35 percent of average loans outstanding) in the second quarter of 2010. The decrease primarily reflected improvement in the commercial lending portfolio, partially offset by an increase in commercial real estate charge-offs.

Residential mortgage loan net charge-offs decreased to $119 million (1.46 percent of average loans outstanding) in the second quarter of 2011, compared with $129 million (1.65 percent of average loans outstanding) in the first quarter of 2011 and $138 million (2.06 percent of average loans outstanding) in the second quarter of 2010. Total retail loan net charge-offs were $363 million (2.28 percent of average loans outstanding) in the second quarter of 2011, lower than the $410 million (2.59 percent of average loans outstanding) in the first quarter of 2011 and the $499 million (3.16 percent of average loans outstanding) in the second quarter of 2010.

The ratio of the allowance for credit losses to period-end loans was 2.66 percent (2.83 percent excluding covered loans) at June 30, 2011, compared with 2.78 percent (2.97 percent excluding covered loans) at March 31, 2011, and 2.89 percent (3.18 percent excluding covered loans) at June 30, 2010. The ratio of the allowance for credit losses to nonperforming loans was 140 percent (188 percent excluding covered loans) at June 30, 2011, compared with 133 percent (180 percent excluding covered loans) at March 31, 2011, and 120 percent (168 percent excluding covered loans) at June 30, 2010.

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

CREDIT RATIOS	Table 9

(Percent)	2Q 2011	1Q 2011	4Q 2010	3Q 2010	2Q 2010
Net charge-offs ratios (a)
Commercial	.75	1.19	1.11	1.49	2.23
Lease financing	.88	.94	1.12	1.18	1.41
Total commercial	.77	1.16	1.11	1.45	2.12

Commercial mortgages	.90	.59	1.33	1.72	1.11
Construction and development	5.67	4.61	6.54	4.56	7.31
Total commercial real estate	1.85	1.44	2.51	2.40	2.67

Residential mortgages	1.46	1.65	1.75	1.88	2.06

Credit card (b)	5.45	6.21	6.65	7.11	7.79
Retail leasing	—	.09	.09	.19	.37
Home equity and second mortgages	1.64	1.75	1.72	1.62	1.64
Other retail	1.16	1.33	1.45	1.65	1.70
Total retail	2.28	2.59	2.75	2.95	3.16

Total net charge-offs, excluding covered loans	1.63	1.81	2.09	2.26	2.61

Covered loans	.12	.05	.06	.14	.10

Total net charge-offs	1.51	1.65	1.90	2.05	2.34

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (c)
Commercial	.09	.12	.13	.19	.21
Commercial real estate	.01	.02	—	.05	.09
Residential mortgages	1.13	1.33	1.63	1.75	1.85
Retail	.60	.71	.81	.85	.95
Total loans, excluding covered loans	.44	.52	.61	.66	.72
Covered loans	5.66	5.83	6.04	4.96	4.91
Total loans	.87	.99	1.11	1.08	1.16

Delinquent loan ratios - 90 days or more past due including nonperforming loans (c)
Commercial	.86	1.12	1.37	1.67	1.89
Commercial real estate	3.85	4.17	3.73	4.20	4.84
Residential mortgages	3.16	3.45	3.70	3.90	4.08
Retail	1.11	1.23	1.26	1.26	1.32
Total loans, excluding covered loans	1.94	2.17	2.19	2.37	2.61
Covered loans	12.01	12.51	12.94	11.12	11.72
Total loans	2.77	3.07	3.17	3.23	3.56

(a)	Annualized and calculated on average loan balances

(b)	Net charge-offs as a percent of average loans outstanding, excluding portfolio purchases where the acquired loans were recorded at fair value at the purchase date were 5.62 percent for the second quarter of 2011, 6.45 percent for the first quarter of 2011, 7.21 percent for the fourth quarter of 2010, 7.84 percent for the third quarter of 2010 and 8.53 percent for the second quarter of 2010.

(c)	Ratios are expressed as a percent of ending loan balances.

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

ASSET QUALITY	Table 10

	00000000	00000000	00000000	00000000	00000000
($ in millions)	Jun 30 2011	Mar 31 2011	Dec 31 2010	Sep 30 2010	Jun 30 2010

Nonperforming loans
Commercial	$349	$439	$519	$594	$669
Lease financing	43	54	78	111	115

Total commercial	392	493	597	705	784
Commercial mortgages	650	635	545	624	601
Construction and development	714	835	748	799	1,013

Total commercial real estate	1,364	1,470	1,293	1,423	1,614
Residential mortgages	671	685	636	614	607
Retail	329	330	293	262	237

Total nonperforming loans, excluding covered loans	2,756	2,978	2,819	3,004	3,242
Covered loans	1,041	1,151	1,244	1,172	1,360

Total nonperforming loans	3,797	4,129	4,063	4,176	4,602
Other real estate (a)	489	480	511	537	469
Covered other real estate (a)	348	390	453	679	791
Other nonperforming assets	17	21	21	22	23

Total nonperforming assets (b)	$4,651	$5,020	$5,048	$5,414	$5,885

Total nonperforming assets, excluding covered assets	$3,262	$3,479	$3,351	$3,563	$3,734

Accruing loans 90 days or more past due, excluding covered loans	$804	$949	$1,094	$1,165	$1,239

Accruing loans 90 days or more past due	$1,732	$1,954	$2,184	$2,110	$2,221

Restructured loans that continue to accrue interest (c)	$2,532	$2,431	$2,207	$2,180	$2,112

Nonperforming assets to loans plus ORE, excluding covered assets (%)	1.77	1.92	1.87	2.02	2.17
Nonperforming assets to loans plus ORE (%)	2.32	2.52	2.55	2.76	3.05

(a)	Includes equity investments in entities whose only asset is other real estate owned

(b)	Does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest

(c)	Excludes temporary concessionary modifications under hardship programs

Nonperforming assets at June 30, 2011, totaled $4,651 million, compared with $5,020 million at March 31, 2011, and $5,885 million at June 30, 2010. Total nonperforming assets at June 30, 2011, included $1,389 million of assets covered under loss sharing agreements with the FDIC that substantially reduce the risk of credit losses to the Company. The ratio of nonperforming assets to loans and other real estate was 2.32 percent (1.77 percent excluding covered assets) at June 30, 2011, compared with 2.52 percent (1.92 percent excluding covered assets) at March 31, 2011, and 3.05 percent (2.17 percent excluding covered assets) at June 30, 2010. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by the construction and land development portfolios, as well as by

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

improvement in other commercial portfolios. Given current economic conditions, the Company expects nonperforming assets to trend lower in the third quarter of 2011.

Accruing loans 90 days or more past due were $1,732 million ($804 million excluding covered loans) at June 30, 2011, compared with $1,954 million ($949 million excluding covered loans) at March 31, 2011, and $2,221 million ($1,239 million excluding covered loans) at June 30, 2010. Restructured loans that continue to accrue interest increased compared with the first quarter of 2011 and the second quarter of 2010, primarily due to the impact of loan modifications for certain real estate-related customers in light of current economic conditions. The Company continues to work with customers to modify loans for borrowers who are having financial difficulties, including those acquired through FDIC-assisted acquisitions.

CAPITAL POSITION	Table 11

($ in millions)	Jun 30 2011	Mar 31 2011	Dec 31 2010	Sep 30 2010	Jun 30 2010

Total U.S. Bancorp shareholders' equity	$32,452	$30,507	$29,519	$29,151	$28,169
Tier 1 capital	27,795	26,821	25,947	24,908	24,021
Total risk-based capital	35,109	34,198	33,033	32,265	31,890

Tier 1 capital ratio	11.0%	10.8%	10.5%	10.3%	10.1%
Total risk-based capital ratio	13.9	13.8	13.3	13.3	13.4
Leverage ratio	9.2	9.0	9.1	9.0	8.8
Tier 1 common equity ratio	8.4	8.2	7.8	7.6	7.4
Tangible common equity ratio	6.5	6.3	6.0	6.2	6.0
Tangible common equity as a percent of risk-weighted assets	8.0	7.6	7.2	7.2	6.9

Total U.S. Bancorp shareholders’ equity was $32.5 billion at June 30, 2011, compared with $30.5 billion at March 31, 2011, and $28.2 billion at June 30, 2010. The Tier 1 capital ratio was 11.0 percent at June 30, 2011, compared with 10.8 percent at March 31, 2011, and 10.1 percent at June 30, 2010. The Tier 1 common equity ratio was 8.4 percent at June 30, 2011, compared with 8.2 percent at March 31, 2011, and 7.4 percent at June 30, 2010. The tangible common equity ratio was 6.5 percent at June 30, 2011, compared with 6.3 percent at March 31, 2011, and 6.0 percent at June 30, 2010. All regulatory ratios continue to be in excess of “well-capitalized” requirements. Additionally, the Tier 1 common ratio under anticipated Basel III guidelines was 8.1 percent as of June 30, 2011, compared with 7.7 percent as of March 31, 2011.

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

COMMON SHARES	Table 12

(Millions)	2Q 2011	1Q 2011	4Q 2010	3Q 2010	2Q 2010

Beginning shares outstanding	1,927	1,921	1,918	1,917	1,916
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	—	7	3	1	1
Shares repurchased	(2)	(1)	—	—	—

Ending shares outstanding	1,925	1,927	1,921	1,918	1,917

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13

	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp			2Q 2011 Earnings Composition
($ in millions) Business Line	2Q 2011	1Q 2011	2Q 2010	2Q11 vs 1Q11	2Q11 vs 2Q10	YTD 2011	YTD 2010	Percent Change

Wholesale Banking and Commercial Real Estate	$265	$208	$96	27.4	nm	$473	$109	nm	22%
Consumer and Small Business Banking	192	139	152	38.1	26.3	331	309	7.1	16
Wealth Management and Securities Services	46	50	60	(8.0)	(23.3)	96	121	(20.7)	4
Payment Services	364	290	182	25.5	nm	654	297	nm	30
Treasury and Corporate Support	336	359	276	(6.4)	21.7	695	599	16.0	28

Consolidated Company	$1,203	$1,046	$766	15.0	57.0	$2,249	$1,435	56.7	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2011, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution and public sector clients. Wholesale Banking and Commercial Real Estate contributed $265 million of the Company’s net income in the second quarter of 2011, compared with $96 million in the second quarter of 2010 and $208 million in the first quarter of 2011. Wholesale Banking and Commercial Real Estate’s net income increased $169 million over the same quarter of 2010 due to higher total net revenue and a lower provision for credit losses, partially offset by an increase in total noninterest expense. Net interest income increased $35 million (7.1 percent) year-over-year primarily due to higher average loan and deposit balances and an increase in loan fees, partially offset by the impact of declining rates on the margin benefit from deposits. Total noninterest income increased $43 million (15.2 percent), mainly due to growth in commercial products revenue, including syndication and other capital markets fees, commercial leasing, foreign exchange and international trade revenue, and commercial loan and standby letters of credit fees. In addition, other revenue increased primarily due to higher equity investment revenue and improved investment-grade bond income. Total noninterest expense increased $24 million (7.9 percent) over a year ago, primarily due to higher compensation and employee benefits expense, FDIC deposit insurance expense and net shared services, partially offset by lower costs on other real estate owned. The provision for credit losses was $204 million (63.9 percent) lower year-over-year due to a reduction in net charge-offs.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the second quarter of 2011 was $53 million (25.5 percent) higher than the first quarter of 2011. This improvement was due to higher total net revenue and a reduction in the provision for credit losses, partially offset by an increase in total noninterest expense. Total net revenue was higher by $49 million (6.1 percent). Net interest income was $16 million (3.1 percent) higher on a linked quarter basis, principally due to higher loans fees and average deposit balances, partially offset by the impact of declining rates on the margin benefit from deposits. A $33 million (11.3 percent) increase in total noninterest income was the result of higher commercial products revenue, primarily syndication and other capital markets fees, and an increase in

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

treasury management revenue due to seasonally higher transaction volumes. Total noninterest expense increased by $28 million (9.4 percent), largely due to higher compensation and employee benefits expense, an increase in FDIC deposit insurance expense and net shared services expense. The provision for credit losses decreased $63 million (35.4 percent) on a linked quarter basis, due to lower net charge-offs and a decrease in the reserve allocation.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATM processing. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $192 million of the Company’s net income in the second quarter of 2011, a $40 million (26.3 percent) increase from the second quarter of 2010, and a $53 million (38.1 percent) increase from the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a $38 million increase in its contribution from the same quarter of last year. The increase in the retail banking division’s contribution from the same period of 2010 was principally due to higher total net revenue and a lower provision for credit losses, partially offset by higher total noninterest expense. Retail banking’s total net revenue was 3.1 percent higher, compared with the second quarter of 2010, as an increase in net interest income was partially offset by a decline in total noninterest income. Net interest income increased 5.6 percent primarily due to higher loan and deposit volumes and an increase in loan fees, partially offset by the impact of lower rates on the margin benefit from deposits. Total noninterest income for the retail banking division decreased 2.0 percent from a year ago due to a reduction in deposit service charges, reflecting the impact of Company-initiated and regulatory revisions to overdraft fee policies, partially offset by core account growth and pricing changes. Total noninterest expense for the retail banking division in the second quarter of 2011 was 5.3 percent higher year-over-year, principally due to higher compensation and employee benefits expense, an increase in FDIC deposit insurance expense, higher net shared services costs and net occupancy and equipment expense related to business initiatives, partially offset by lower other intangibles expense and litigation costs. The provision for credit losses for the retail banking division decreased 17.2 percent on a year-over-year basis due to lower net charge-offs and a reduction in the reserve allocation. In the second quarter of 2011, the mortgage banking division’s contribution was $136 million, relatively flat, compared with the second quarter of 2010. The division’s 6.0 percent decrease in total noninterest expense was principally due to lower compensation and employee benefits expense and

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

mortgage servicing expense. The provision for credit losses decreased by 13.0 percent primarily due to lower net charge-offs. These favorable variances were partially offset by a 2.8 percent reduction in total net revenue principally due to lower mortgage origination and sales revenue.

Consumer and Small Business Banking’s contribution in the second quarter of 2011 was $53 million (38.1 percent) higher than the first quarter of 2011 due to higher total net revenue and a reduction in the provision for credit losses, partially offset by higher total noninterest expense. Within Consumer and Small Business Banking, the retail banking division’s contribution increased $37 million on a linked quarter basis. Total net revenue for the retail banking division increased 4.5 percent. Net interest income improved 2.0 percent due to higher average deposit balances and loan volumes and an increase in loan fees, partially offset by the impact of lower rates on the margin benefit from deposits. The retail banking division’s total noninterest income increased 10.6 percent, reflecting higher deposit services charges, due to seasonally higher transaction volumes, and improved retail lease residual valuation income. Total noninterest expense for the retail banking division increased 2.9 percent on a linked quarter basis due to higher compensation and employee benefits expense and increased net occupancy and equipment expense due to business initiatives. The provision for credit losses for the division decreased 6.7 percent due to a decrease in the reserve allocation, partially offset by higher commercial and commercial real estate net charge-offs. The contribution of the mortgage banking division increased 13.3 percent from the first quarter of 2011 due to higher total net revenue and declines in both total noninterest expense and the provision for credit losses. Total net revenue increased 2.4 percent due to an 18.2 percent increase in total noninterest income driven by a higher net valuation of MSRs and higher origination and sales and servicing revenue, partially offset by a 17.7 percent decrease in net interest income due to lower average mortgage loans held-for-sale balances. Total noninterest expense decreased 9.4 percent due to lower commission and contract labor expense. The mortgage banking division’s provision for credit losses decreased 13.0 percent on a linked quarter basis due to lower net charge-offs and a decrease in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $46 million of the Company’s net income in the second quarter of 2011, a 23.3 percent decrease from the second quarter of 2010, and an 8.0 percent decrease from the first quarter of 2011. The decrease in the business line’s

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

contribution, compared with the same quarter of 2010, was due to higher total noninterest expense, partially offset by an increase in total net revenue and a reduction in the provision for credit losses. Total net revenue increased by $2 million (.6 percent) year-over-year. Net interest income was higher by $8 million (10.3 percent), primarily due to higher average deposit balances, including the impact of the securitization trust acquisition. Total noninterest income decreased by $6 million (2.2 percent), compared with the second quarter of 2010. Trust and investment management fees declined, primarily due to the transfer of the long-term asset management business to Nuveen Investments, partially offset by the positive impact of the securitization trust acquisition and improved market conditions. Additionally, there was an increase in investment products fees and commissions due to increased sales volumes. Total noninterest expense increased by $32 million (12.4 percent), due to higher compensation and employee benefits and net shared services expense and the impact of the securitization trust acquisition, partially offset by a reduction in other intangibles expense and expenses related to the transfer to Nuveen Investments. The provision for credit losses was lower due to a decrease in the reserve allocation.

The business line’s contribution in the second quarter of 2011 was lower than the prior quarter by $4 million (8.0 percent). Total net revenue was relatively flat as a $3 million (3.4 percent) decrease in net interest income, driven by the impact of declining rates on the margin benefit from deposits, was offset by a $2 million (.7 percent) increase in total noninterest income due primarily to higher investment products fees and commissions. The provision for credit losses was $11 million lower than the prior quarter due to a decrease in the reserve allocation.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $364 million of the Company’s net income in the second quarter of 2011, an increase of $182 million over the same period of 2010, and an increase of $74 million (25.5 percent) over the prior quarter. The increase year-over-year was primarily due to a lower provision for credit losses and higher total net revenue, partially offset by an increase in total noninterest expense. Total net revenue increased $34 million (3.0 percent) year-over-year. Net interest income decreased $6 million (1.8 percent) due in large part to lower retail credit card average loan balances and loan fees, while total noninterest income increased $40 million (5.1 percent) year-over-year, primarily due to increased transaction volumes. Total noninterest expense increased $14 million (3.0 percent), driven by higher compensation and employee benefits expense and processing costs, partially offset by lower other intangibles expense. The provision for credit losses

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

decreased $269 million (75.1 percent) due to lower net charge-offs and a favorable change in the reserve allocation due to improved loss rates.

Payment Services’ contribution in the second quarter of 2011 was $74 million (25.5 percent) higher than the first quarter of 2011, driven by a lower provision for credit losses and an increase in total net revenue, partially offset by higher total noninterest expense. Total net revenue was higher by $66 million (6.0 percent), compared with the first quarter of 2011, primarily due to a $70 million (9.2 percent) increase in total noninterest income driven by higher transaction volumes. Total noninterest expense increased $24 million (5.3 percent) on a linked quarter basis, principally due to the timing of marketing programs and an increase in compensation and employee benefits expense and processing costs. The provision for credit losses decreased $76 million (46.1 percent) due to lower net charge-offs and a reduction in the reserve allocation.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $336 million in the second quarter of 2011, compared with net income of $276 million in the second quarter of 2010 and net income of $359 million in the first quarter of 2011. Net interest income increased $46 million (10.5 percent) from the second quarter of 2010, reflecting the impact of wholesale funding decisions and the Company’s asset/liability position. Total noninterest income decreased by $21 million (40.4 percent) year-over-year principally due to the Visa Gain recorded in the second quarter of 2010, partially offset by lower net securities losses. Total noninterest expense decreased $65 million (25.1 percent) due to a lower net shared services allocation and the impact of the debt extinguishment expense recorded in the second quarter of 2010. In addition, acquisition integration expense, costs related to insurance and litigation matters and investments in affordable housing and other tax-advantaged projects were lower year-over-year. These favorable variances were partially offset by higher pension and professional services costs.

Net income in the second quarter of 2011 was lower on a linked quarter basis, principally due to lower total noninterest income and higher total noninterest expense. Total net revenue was lower than the first quarter of 2011 by $13 million (2.5 percent), largely due to the FCB gain recorded in the first quarter of 2011, partially offset by an 8.5 percent increase in net interest income reflecting the impact of wholesale

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

funding decisions and the Company’s asset/liability position. The $28 million (16.9 percent) increase in total noninterest expense from the seasonally low first quarter of 2011 was primarily due to an increase in costs related to affordable housing and other tax-advantaged projects, professional services expense and a contribution to the Company’s charitable foundation.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

On Wednesday, July 20, 2011, at 7:30 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 75921940. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, July 20th, and will run through Wednesday, July 27th, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 75921940. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank”. The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $321 billion in assets, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,086 banking offices in 25 states and 5,086 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp and its employees are dedicated to improving the communities they serve, for which the company earned the 2011 Spirit of America Award, the highest honor bestowed on a company by United Way. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date made. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be impacted by effects of recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, interest rate risk, and liquidity risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

Non-Regulatory Capital Ratios

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tier 1 common equity to risk-weighted assets using Basel I definition,

•	Tier 1 common equity to risk-weighted assets using anticipated Basel III definition, and

•	Tangible common equity to risk-weighted assets using Basel I definition.

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U.S. Bancorp Reports Second Quarter 2011 Results

July 20, 2011

These non-regulatory capital ratios are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market conditions. Additionally, presentation of these ratios allows readers to compare the Company’s capitalization to other financial services companies. These ratios differ from capital ratios defined by banking regulators principally in that the numerator excludes preferred securities, the nature and extent of which varies among different financial services companies. These ratios are not defined in generally accepted accounting principals (“GAAP”) or federal banking regulations. As a result, these non-regulatory capital ratios disclosed by the Company may be considered non-GAAP financial measures.

Because there are no standardized definitions for these non-regulatory capital ratios, the Company’s calculation methods may differ from those used by other financial services companies. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these measures.

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U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2011	2010	2011	2010

Interest Income
Loans	$2,563	$2,515	$5,115	$5,020
Loans held for sale	34	47	97	91
Investment securities	459	394	887	804
Other interest income	63	39	120	73

Total interest income	3,119	2,995	6,219	5,988
Interest Expense
Deposits	210	229	444	465
Short-term borrowings	131	137	264	265
Long-term debt	290	272	571	549

Total interest expense	631	638	1,279	1,279

Net interest income	2,488	2,357	4,940	4,709
Provision for credit losses	572	1,139	1,327	2,449

Net interest income after provision for credit losses	1,916	1,218	3,613	2,260
Noninterest Income
Credit and debit card revenue	286	266	553	524
Corporate payment products revenue	185	178	360	346
Merchant processing services	338	320	639	612
ATM processing services	114	108	226	213
Trust and investment management fees	258	267	514	531
Deposit service charges	162	199	305	406
Treasury management fees	144	145	281	282
Commercial products revenue	218	205	409	366
Mortgage banking revenue	239	243	438	443
Investment products fees and commissions	35	30	67	55
Securities gains (losses), net	(8)	(21)	(13)	(55)
Other	175	170	379	305

Total noninterest income	2,146	2,110	4,158	4,028
Noninterest Expense
Compensation	1,004	946	1,963	1,807
Employee benefits	210	172	440	352
Net occupancy and equipment	249	226	498	453
Professional services	82	73	152	131
Marketing and business development	90	86	155	146
Technology and communications	189	186	374	371
Postage, printing and supplies	76	75	150	149
Other intangibles	75	91	150	188
Other	450	522	857	916

Total noninterest expense	2,425	2,377	4,739	4,513

Income before income taxes	1,637	951	3,032	1,775
Applicable income taxes	458	199	824	360

Net income	1,179	752	2,208	1,415
Net (income) loss attributable to noncontrolling interests	24	14	41	20

Net income attributable to U.S. Bancorp	$1,203	$766	$2,249	$1,435

Net income applicable to U.S. Bancorp common shareholders	$1,167	$862	$2,170	$1,510

Earnings per common share	$.61	$.45	$1.13	$.79
Diluted earnings per common share	$.60	$.45	$1.12	$.79
Dividends declared per common share	$.125	$.050	$.250	$.100
Average common shares outstanding	1,921	1,912	1,920	1,911
Average diluted common shares outstanding	1,929	1,921	1,929	1,920

U.S. Bancorp

Consolidated Ending Balance Sheet

(Dollars in Millions)	June 30, 2011	December 31, 2010	June 30, 2010
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$15,250	$14,487	$5,033
Investment securities
Held-to-maturity	13,280	1,469	590
Available-for-sale	52,299	51,509	47,777
Loans held for sale	3,543	8,371	4,912
Loans
Commercial	50,550	48,398	46,766
Commercial real estate	35,490	34,695	33,944
Residential mortgages	33,110	30,732	27,252
Retail	64,331	65,194	63,639

Total loans, excluding covered loans	183,481	179,019	171,601
Covered loans	16,401	18,042	19,983

Total loans	199,882	197,061	191,584
Less allowance for loan losses	(5,071)	(5,310)	(5,320)

Net loans	194,811	191,751	186,264
Premises and equipment	2,529	2,487	2,257
Goodwill	8,950	8,954	9,002
Other intangible assets	3,266	3,213	3,068
Other assets	26,946	25,545	24,340

Total assets	$320,874	$307,786	$283,243

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$57,310	$45,314	$41,673
Interest-bearing	128,087	129,381	113,024
Time deposits greater than $100,000	29,486	29,557	28,426

Total deposits	214,883	204,252	183,123
Short-term borrowings	29,654	32,557	33,797
Long-term debt	32,830	31,537	29,137
Other liabilities	10,166	9,118	8,246

Total liabilities	287,533	277,464	254,303
Shareholders’ equity
Preferred stock	2,606	1,930	1,930
Common stock	21	21	21
Capital surplus	8,235	8,294	8,292
Retained earnings	28,701	27,005	25,367
Less treasury stock	(6,134)	(6,262)	(6,381)
Accumulated other comprehensive income (loss)	(977)	(1,469)	(1,060)

Total U.S. Bancorp shareholders’ equity	32,452	29,519	28,169
Noncontrolling interests	889	803	771

Total equity	33,341	30,322	28,940

Total liabilities and equity	$320,874	$307,786	$283,243

U.S. Bancorp

Non-Regulatory Capital Ratios

(Dollars in Millions, Unaudited)	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010

Total equity	$33,341	$31,335	$30,322	$29,943	$28,940
Preferred stock	(2,606)	(1,930)	(1,930)	(1,930)	(1,930)
Noncontrolling interests	(889)	(828)	(803)	(792)	(771)
Goodwill (net of deferred tax liability)	(8,300)	(8,317)	(8,337)	(8,429)	(8,425)
Intangible assets, other than mortgage servicing rights	(1,277)	(1,342)	(1,376)	(1,434)	(1,525)

Tangible common equity (a)	20,269	18,918	17,876	17,358	16,289

Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition	27,795	26,821	25,947	24,908	24,021
Trust preferred securities	(3,267)	(3,949)	(3,949)	(3,949)	(3,949)
Preferred stock	(2,606)	(1,930)	(1,930)	(1,930)	(1,930)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital	(695)	(694)	(692)	(694)	(694)

Tier 1 common equity using Basel I definition (b)	21,227	20,248	19,376	18,335	17,448

Tier 1 capital, determined in accordance with prescribed regulatory requirements using anticipated Basel III definition	23,931	21,855
Preferred stock	(2,606)	(1,930)
Noncontrolling interests of real estate investment trusts	(667)	(667)

Tier 1 common equity using anticipated Basel III definition (c)	20,658	19,258

Total assets	320,874	311,462	307,786	290,654	283,243
Goodwill (net of deferred tax liability)	(8,300)	(8,317)	(8,337)	(8,429)	(8,425)
Intangible assets, other than mortgage servicing rights	(1,277)	(1,342)	(1,376)	(1,434)	(1,525)

Tangible assets (d)	311,297	301,803	298,073	280,791	273,293

Risk-weighted assets, determined in accordance with prescribed regulatory requirements using Basel I definition (e)	252,882 *	247,486	247,619	242,490	237,145
Risk-weighted assets using anticipated Basel III definition (f)	256,205 *	250,931
Ratios *
Tangible common equity to tangible assets (a)/(d)	6.5%	6.3%	6.0%	6.2%	6.0%
Tier 1 common equity to risk-weighted assets using Basel I definition (b)/(e)	8.4	8.2	7.8	7.6	7.4
Tier 1 common equity to risk-weighted assets using anticipated Basel III definition (c)/(f)	8.1	7.7
Tangible common equity to risk-weighted assets (a)/(e)	8.0	7.6	7.2	7.2	6.9

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.

Note: Anticipated Basel III definitions reflect adjustments for changes to the related elements as proposed in December 2010 by regulatory authorities.